As filed with the Securities and Exchange Commission on August 21, 2014

Registration No. 333- 131678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

dELiA*s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3397172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

50 West 23rd Street New York, NY	10010
(Address of principal executive offices)	(Zip code)

dELiA*S, INC.

2005 STOCK INCENTIVE PLAN

dELiA*S, INC.

2014 STOCK INCENTIVE PLAN

(Full title of the plan)

Tracy Gardner

Chief Executive Officer

dELiA*s, Inc.

50 West 23rd Street, New York, NY 10010

(212) 590-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Schreiber, Esq. Senior Vice President, General Counsel and Secretary dELiA*s, Inc. 50 West 23rd Street New York, NY 10010 (212) 590-6200	Michael S. Ben, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

On June 17, 2014, at the 2014 annual meeting of stockholders of dELiA*s, Inc., a Delaware corporation (the “Registrant”), the Registrant’s stockholders approved the 2014 Stock Incentive Plan (the “2014 Plan”). The 2014 Plan permits the issuance of a maximum of (i) 8,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), which are reserved for issuance under the 2014 Plan and (ii) an indeterminate number of shares of Common Stock that are subject to awards under the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”) that expire, lapse, terminate, are forfeited or settled in cash, are exchanged for awards not covering shares of Common Stock, are not issued as a result of a net exercise or settlement of such award, or are tendered to pay the exercise price, purchase price or withholding taxes related to such award (the “Outstanding Shares”).

The Outstanding Shares were previously registered on the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-131678), initially filed on February 8, 2006 (the “2006 Registration Statement”). Accordingly, the purpose of this Post-Effective Amendment No. 1 to the 2006 Registration Statement is to permit the Registrant to issue the Common Stock registered thereunder in accordance with the terms of the 2014 Plan as well. As a result of this filing, the 2006 Registration Statement will cover Common Stock issuable under both the 2005 Plan and the 2014 Plan.

Except to the extent specified herein, the 2006 Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment No. 1.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action or claim referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such action or claim.

The Registrant’s amended and restated certificate of incorporation provides that it shall indemnify and advance expenses to the fullest extent permitted by the DGCL, to each person who is or was one of the Registrant’s directors or officers and the heirs, executors and administrators of such a person. The Registrant’s amended and restated bylaws provide that any expenses, including attorneys’ fees, incurred by a person who is or was one of the Registrant’s directors or officers, and the heirs, executors and administrators of such a person, in connection with defending any such proceeding in advance of its final disposition shall be paid by the Registrant; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation includes such a provision.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. As permitted by Section 145(g) of the DGCL, the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, subject to certain exclusions and limitations.

Item 8.	Exhibits.

Exhibit No.	Description

4.5.1	Amended and Restated Certification of Incorporation of Registrant (incorporated by reference to Exhibit 4.1.1 to the Registrant’s Registration Statement on Form S-8 for the 2014 Stock Incentive Plan, filed on August 21, 2014)

4.5.2	Certificate of Designation of Series A Junior Participating Preferred Stock of dELiA*s, Inc. (incorporated by reference from the dELiA*s, Inc. Current Report on Form 8-K filed on August 20, 2012).

4.5.3	Certificate of Designation of Series B Convertible Preferred Stock of dELiA*s, Inc. (incorporated by reference from the dELiA*s, Inc. Current Report on Form 8-K filed on February 18, 2014).

4.6	Form of Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on September 7, 2005 (Registration No. 333-128153))

4.7.1	Form of Stockholder Rights Agreement between dELiA*s, Inc. and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed on September 7, 2005 (Registration No. 333-128153))

4.7.2	First Amendment to Rights Agreement, dated as of February 18, 2014, by and between dELiA*s, Inc. and American Stock Transfer & Trust Company LLC (incorporated by reference from Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on February 18, 2014)

4.7.3	Second Amendment to Rights Agreement, dated as of April 17, 2014, by and between dELiA*s, Inc. and American Stock Transfer & Trust Company LLC (incorporated by reference to Exhibit 10.18.2 to the Registrant’s Annual Report on Form 10-K filed on April 17, 2014)

5.2*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	dELiA*s, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on May 16, 2014)

23.4*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.2 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 21, 2014.

dELiA*s, INC.

By:	/s/ TRACY GARDNER
Tracy Gardner
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tracy Gardner and Brian Lex Austin-Gemas as his or her true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of dELiA*s, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ TRACY GARDNER Tracy Gardner	Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2014

/s/ BRIAN LEX AUSTIN-GEMAS Brian Lex Austin-Gemas	Chief Operating Officer (Principal Financial and Accounting Officer)	August 21, 2014

/s/ MICHAEL ZIMMERMAN Michael Zimmerman	Chairman of the Board and Director	August 21, 2014

/s/ MARIO CIAMPI Mario Ciampi	Director	August 21, 2014

/s/ SETH A. COHEN Seth A. Cohen	Director	August 21, 2014

/s/ PAUL J. RAFFIN Paul J. Raffin	Director	August 21, 2014

/s/ SCOTT M. ROSEN Scott M. Rosen	Director	August 21, 2014

/s/ JOSHUA M. SCHWARTZ Joshua M. Schwartz	Director	August 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.5.1	Amended and Restated Certification of Incorporation of Registrant (incorporated by reference to Exhibit 4.1.1 to the Registrant’s Registration Statement on Form S-8 for the 2014 Stock Incentive Plan, filed on August 21, 2014)

4.5.2	Certificate of Designation of Series A Junior Participating Preferred Stock of dELiA*s, Inc. (incorporated by reference from the dELiA*s, Inc. Current Report on Form 8-K filed on August 20, 2012).

4.5.3	Certificate of Designation of Series B Convertible Preferred Stock of dELiA*s, Inc. (incorporated by reference from the dELiA*s, Inc. Current Report on Form 8-K filed on February 18, 2014).

4.6	Form of Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on September 7, 2005 (Registration No. 333-128153))

4.7.1	Form of Stockholder Rights Agreement between dELiA*s, Inc. and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed on September 7, 2005 (Registration No. 333-128153))

4.7.2	First Amendment to Rights Agreement, dated as of February 18, 2014, by and between dELiA*s, Inc. and American Stock Transfer & Trust Company LLC (incorporated by reference from Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on February 18, 2014)

4.7.3	Second Amendment to Rights Agreement, dated as of April 17, 2014, by and between dELiA*s, Inc. and American Stock Transfer & Trust Company LLC (incorporated by reference to Exhibit 10.18.2 to the Registrant’s Annual Report on Form 10-K filed on April 17, 2014)

5.2*	Opinion of Honigman Miller Schwartz and Cohn LLP

10.1	dELiA*s, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Proxy Statement filed on Schedule 14A with the Commission on May 16, 2014)

23.4*	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.2 to this Registration Statement)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

*	Filed herewith